SEVENTH AMENDMENT TO THE

HORIZON FUNDS CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the last date on the signature block, to the Custody Agreement, dated as of February 8, 2016, as amended (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into Agreement; and

WHEREAS, the Trust desires to amend Exhibit B to include Horizon U.S. Defensive Small/Mid Cap Fund and Horizon Tactical Fixed Income Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.	Notwithstanding the foregoing, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

HORIZON FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matt Chambers	By:	/s/ Gregory Farley

Name:	Matt Chambers	Name:	Greg Farley

Title:	V.P.	Title:	Senior Vice President

Date:	12.20.22	Date:	12/20/2022

Exhibit B to the Custody Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Risk Assist® Fund

Horizon Active Income Fund

Horizon Defined Risk Fund

Horizon Active Dividend Fund

Horizon US Defensive Equity Fund

Horizon ESG Defensive Core Fund

Horizon U.S. Defensive Small/Mid Cap Fund

Horizon Tactical Fixed Income Fund

2